News and Information
Mark A. Rozelle
Investor Relations
(203) 622-3520
UST REPORTS STRONGER THAN ANTICIPATED RESULTS FOR THE YEAR 2006
GREENWICH, Conn., Jan. 25, 2007 – UST Inc. (NYSE: UST) today reported stronger than anticipated results for the fourth quarter and year 2006 primarily driven by continued improvement in premium moist smokeless tobacco net unit volume, record sales and operating profit for the Company’s wine operations, cost and spending favorability and the reversal of income tax accruals.
Highlights include:
Fourth Quarter 2006

•	GAAP diluted EPS $.85

•	GAAP diluted EPS +$.08 above most recent guidance

•	Adjusted non-GAAP diluted EPS $.86 (see table)

•	Premium moist smokeless tobacco net can sales +1.7% vs. year-ago

•	MST category growth +8.3% (26 weeks ended Nov. 25, 2006) vs. year-ago

•	Wine segment net sales +26% and operating profit +27% vs. year-ago

Year 2006

•	GAAP diluted EPS $3.12

•	Adjusted non-GAAP diluted EPS $3.18 (see table)

•	GAAP and adjusted non-GAAP diluted EPS +$.08 above most recent guidance

•	Premium moist smokeless tobacco net can sales +0.1% vs. year-ago

•	MST category growth +8.0 percent (YTD Nov. 25, 2006) vs. year-ago

•	Wine segment net sales +14% and operating profit +17% vs. year-ago
“We are pleased to have significantly exceeded our original diluted EPS target, despite $22 million in unbudgeted restructuring charges related to Project Momentum,” said Murray S. Kessler, president and chief executive officer. “With our premium moist smokeless tobacco net can sales back on the growth track, continued solid growth expected in our wine operations, and the financial flexibility Project Momentum will provide, we have confidence that we can achieve our long-term goal of generating a 10 percent-plus annual return for our shareholders on a consistent and sustainable basis, including earnings growth and a strong dividend yield.”
Consolidated Results
For the fourth quarter ended Dec. 31, 2006, net sales increased 2.4 percent to $485.7 million, operating income decreased 2.5 percent to $220.7 million and net earnings decreased 4.5 percent to $137.2 million. Fourth quarter 2006 GAAP diluted earnings per share of $.85 declined 3.4 percent versus the prior year period, but exceeded the Company’s expectations by $.08, primarily driven by stronger than anticipated revenue growth ($.03), cost and spending favorability ($.02) and the reversal of federal income tax accruals, net of federal benefit ($.03).
Fourth quarter 2006 results include restructuring charges related to Project Momentum of $4.5 million. Adjusting for these charges, non-GAAP diluted earnings per share were $.86, a decline of 2.3 percent versus the year-ago period. Also affecting comparative results, 2006 included the impact of the reversal of $4.7 million ($.03 per diluted share) of income tax accruals, net of federal benefit, approximately half of the benefit, $9.3 million ($.06 per diluted share) experienced in 2005.
For the year 2006, net sales were stable at $1,850.9 million, net earnings decreased 5.3 percent to $505.9 million and GAAP diluted earnings per share decreased 3.4 percent to $3.12, also $.08 above previous guidance.
For the year, 2006 results include restructuring charges of $22 million ($.08 per diluted share). The Company also had income from discontinued operations of $3.9 million ($.02 per diluted share), resulting from the reversal of an income tax related contingency accrual recorded in 2004 when the Company disposed of its cigar operations. The reversal was triggered when the Company decided to sell its headquarters building and relocate as a result of Project Momentum. On an adjusted non-GAAP basis, diluted earnings per share were $3.18, down 1.5 percent versus year-ago.
Total year comparative results were also impacted by a reversal of income tax accruals, net of federal benefit of $4.7 million ($.03 per diluted share) in 2006 versus $18 million ($.11 per diluted share) in 2005. This was partially offset by a net pretax charge of $2 million in 2006 and $11.8 million ($.04 per diluted share) in 2005, recorded in connection with the settlement of certain states’ indirect and direct purchaser antitrust actions.
Smokeless Tobacco Segment
Investments in premium brand loyalty initiatives, combined with continued strong levels of category growth as a result of the Company’s substantial efforts to convert adult smokers, drove better than expected unit volume results in the fourth quarter 2006. Premium moist smokeless tobacco net can sales increased 1.7 percent to 134 million, price value net can sales increased 7.8 percent to 23.4 million and total net can sales increased 2.5 percent to 157.4 million.
Growth in fourth quarter 2006 premium net can sales reflects a continued sequential improvement in underlying trends as shown in the table below.

	Q1*	Q2	Q3	Q4
Change vs. prior year period	2006	2006	2006	2006
Premium net unit volume	(2.9)%	(1.8)%	+0.7%	+1.7%

*	Adjusted for prior year inventory shift which was due to a price increase, as previously disclosed.
U.S. Smokeless Tobacco Company’s Retail Account Data Share & Volume Tracking System (RAD-SVT) for the 26-week period ended Nov. 25, 2006, measuring shipments to retail on a can-volume basis, indicates growth in total category shipments remained brisk, increasing 8.3 percent and USSTC’s total shipments increased 3.1 percent versus the year-ago period. The total premium segment increased 1.8 percent, with USSTC’s premium shipments up 2.3 percent. The total value segments, including price value and sub-price value increased 18.7 percent, with USSTC’s price value shipments up 7.7 percent during the same period. USSTC’s total share of 61.4 percent declined 3.1 percentage points, roughly half the rate of the decline experienced prior to the implementation of the premium brand loyalty plan.
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. Because RAD-SVT records shipments from wholesale to retail, the data can vary significantly from the Company’s actual results which are reported as net shipments to wholesale.
Smokeless Tobacco segment fourth quarter 2006 net sales of $380 million decreased 2.2 percent versus the year-ago period. The decline in net sales on higher unit volume reflects the Company’s continued investment in premium brand loyalty, primarily through price focused initiatives, which resulted in strengthening premium unit volume trends. Operating profit for the segment, including its share of restructuring charges of $4.1 million, declined 4 percent to $207.8 million.
“The premium loyalty and category growth plans we put in place at the beginning of the year to stabilize premium can sales have now resulted in premium volume growth,” said Daniel W. Butler, president, U.S. Smokeless Tobacco Company. “The sequential improvement in trend as the year progressed gives us confidence we will achieve our goal of delivering profitable volume growth in 2007.”
For the year 2006, Smokeless Tobacco segment net sales decreased 2.5 percent to $1,522.7 million. Total moist smokeless tobacco net can sales increased 1.2 percent to 632.7 million. Premium net can sales increased 0.1 percent to 541.4 million and price value net can sales increased 8.2 percent to 91.3 million.
Smokeless Tobacco segment operating profit for the year 2006 declined 5.6 percent to $805.1 million. Total year 2006 results include restructuring charges of $19.5 million related to Project Momentum and a $2 million antitrust litigation charge reflecting a change in the estimated redemption rate for coupons and higher than anticipated administrative expenses in connection with the resolution of certain states’ indirect purchaser antitrust actions. The prior year period results include an antitrust litigation charge of $11.8 million recorded in connection with the settlement of certain states’ indirect purchaser antitrust actions.
Wine Segment
The Wine segment delivered record sales and operating profit in the fourth quarter, driven by exceptional third party acclaim and product ratings, as well as continued solid premium wine category growth. Strong case sales for its core brands, new product introductions and the inclusion of Erath and Antinori, two new business ventures entered into during the year, led to the increase. As a result, net sales increased 26.3 percent to $94.6 million on a 22.1 percent increase in premium case sales versus the year-ago period. Operating profit for the segment increased 26.6 percent.
“Our strategic plan to upgrade the portfolio, capitalize on Pacific Northwest wines and improve return on assets is working. We have excellent momentum heading into 2007,” said Theodor P. Baseler, president, Ste. Michelle Wine Estates.
For the year 2006, Wine segment net sales increased 13.7 percent to $282.4 million on an 11.4 percent increase in premium case sales versus the corresponding 2005 period. Operating profit advanced 16.7 percent to $44.1 million, including a $2.5 million gain on the sale of certain non-strategic assets, partially offset by a $0.3 million restructuring charge.

Outlook
For 2007, GAAP diluted earnings per share are targeted at $3.30, with a range of $3.25 to $3.40, indicating the Company currently sees more upside than downside to its 2007 initial forecast. As the Company indicated at its annual investor conference in December, diluted earnings per share are anticipated to increase over the prior year in the range of 1 to 3 percent in the first three quarters, with the balance of the increase coming in the fourth quarter due to the inclusion of an extra billing day in the Smokeless Tobacco segment. Guidance for 2007 excludes any gain associated with the sale of the Company’s headquarters, less any additional restructuring charges associated with Project Momentum, as management is not able, in good faith, to make a determination of the estimated amounts or range of amounts, to be incurred in connection with these items.
Over the long-term, the Company’s goal is to provide an annual shareholder return of at least 10 percent, including diluted earnings per share growth and a strong dividend. The improved trends in the premium moist smokeless tobacco business and the Project Momentum cost savings initiative provide confidence that this goal can be achieved, while at the same time giving the Company flexibility to grow its business in light of increased competition in the Smokeless Tobacco segment.
A conference call is scheduled for 9 a.m. Eastern Time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #16398770 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as distributes and markets Antinori products in the U.S.
All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the Company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to products liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements made by the Company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the Company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter
	2006	2005	% Change
Net sales	$485,721	$474,412	+ 2.4

Costs and expenses
Cost of products sold	133,609	122,190	+ 9.3
Selling, advertising and administrative	126,194	126,678	- 0.4
Restructuring charges	4,502	—	—
Antitrust litigation	675	(767)	—

Total costs and expenses	264,980	248,101	+ 6.8

Operating income	220,741	226,311	- 2.5
Interest, net	9,567	10,995	- 13.0

Earnings before income taxes	211,174	215,316	- 1.9
Income tax expense	73,971	71,639	+ 3.3

Net earnings	$137,203	$143,677	- 4.5

Net earnings per share:
Basic	$.86	$.88	- 2.3
Diluted	$.85	$.88	- 3.4

Dividends per share	$.57	$.55	+ 3.6

Average number of shares:
Basic	160,275	162,725
Diluted	162,062	163,736

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)

	Year ended December 31,
	2006	2005	% Change
	(Unaudited)
Net sales	$1,850,911	$1,851,885	- 0.1

Costs and expenses
Cost of products sold	466,088	443,131	+ 5.2
Selling, advertising and administrative	525,990	518,797	+ 1.4
Restructuring charges	21,997	—	—
Antitrust litigation	2,025	11,762	- 82.8

Total costs and expenses	1,016,100	973,690	+ 4.4

Operating income	834,811	878,195	- 4.9
Interest, net	41,785	50,578	- 17.4

Earnings from continuing operations before income taxes	793,026	827,617	- 4.2
Income tax expense	291,060	293,349	- 0.8

Earnings from continuing operations	501,966	534,268	- 6.0

Income from discontinued operations, including income tax effect	3,890	—	—

Net earnings	$505,856	$534,268	- 5.3

Net earnings per basic share:
Earnings from continuing operations	$3.13	$3.26	- 4.0
Income from discontinued operations	.02	—	—

Net earnings per basic share	$3.15	$3.26	- 3.4

Net earnings per diluted share:
Earnings from continuing operations	$3.10	$3.23	- 4.0
Income from discontinued operations	.02	—	—

Net earnings per diluted share	$3.12	$3.23	- 3.4

Dividends per share	$2.28	$2.20	+ 3.6

Average number of shares:
Basic	160,772	163,949
Diluted	162,280	165,497

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$254,393	$202,025
Short-term investments	20,000	10,000
Accounts receivable	52,501	54,186
Inventories:
Leaf tobacco	201,035	202,553
Products in process	233,741	203,396
Finished goods	145,820	156,343
Other materials and supplies	20,662	21,115

Total inventories	601,258	583,407
Deferred income taxes	11,370	11,622
Income taxes receivable	—	2,400
Assets held for sale	31,452	3,433
Prepaid expenses and other current assets	27,136	22,481

Total current assets	998,110	889,554
Property, plant and equipment, net	389,810	431,168
Other assets	26,189	46,261
Deferred income taxes	26,239	—

Total assets	$1,440,348	$1,366,983

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$268,254	$231,061
Income taxes payable	18,896	12,566
Litigation liability	12,927	15,151

Total current liabilities	300,077	258,778
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	86,413	85,819
Pensions	142,424	92,159
Deferred income taxes	—	11,972
Other liabilities	5,608	3,157

Total liabilities	1,374,522	1,291,885

Contingencies

Stockholders’ equity:
Capital stock(1)	104,956	103,810
Additional paid-in capital	1,036,237	945,466
Retained earnings	635,272	497,389
Accumulated other comprehensive loss	(56,871)	(17,802)

	1,719,594	1,528,863

Less treasury stock – 49,319,673 shares in 2006 and 45,049,378 shares in 2005	1,653,768	1,453,765

Total stockholders’ equity	65,826	75,098

Total liabilities and stockholders’ equity	$1,440,348	$1,366,983

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 209,912,510 shares in 2006 and 207,620,439 shares in 2005. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

	Twelve Months Ended December 31,
	2006	2005
	(Unaudited)
Operating Activities:
Net earnings	$505,856	$534,268
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45,839	46,438
Share-based compensation expense	10,403	5,976
Excess tax benefits from share-based compensation	(9,863)	—
Goodwill and intangible impairment	—	3,313
(Gain)/loss on disposition of property, plant and equipment	(327)	8,911
Deferred income taxes	(16,922)	19,167
Changes in operating assets and liabilities:
Accounts receivable	1,685	(12,724)
Inventories	(15,780)	(16,247)
Prepaid expenses and other assets	14,703	16,255
Accounts payable, accrued expenses, pensions and other liabilities	40,541	6,757
Income taxes	22,945	(39,977)
Litigation liability	(2,224)	(11,438)

Net cash provided by operating activities	$596,856	560,699

Investing Activities:
Short-term investments, net	(10,000)	50,000
Purchases of property, plant and equipment	(37,044)	(89,947)
Proceeds from dispositions of property, plant and equipment	6,179	22,942
Acquisition of business	(10,578)	—
Investment in joint venture	(3,620)	—

Net cash used in investing activities	(55,063)	(17,005)

Financing Activities:
Repayment of debt	—	(300,000)
Excess tax benefits from stock-based compensation	9,863	—
Proceeds from the issuance of stock	68,214	69,375
Dividends paid	(367,499)	(361,208)
Stock repurchased	(200,003)	(200,038)

Net cash used in financing activities	(489,425)	(791,871)

Increase/(decrease) in cash and cash equivalents	52,368	(248,177)
Cash and cash equivalents at beginning of year	202,025	450,202

Cash and cash equivalents at end of period	$254,393	$202,025

NOTE: Certain prior year amounts have been reclassified to conform to the 2006 presentation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
The adjusted non-GAAP financial measures used in this press release exclude the impact of 2006 restructuring charges and, where applicable, the impact of income from discontinued operations. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures are helpful in assessing ongoing and forecasted operating results. In addition, these non-GAAP financial measures facilitate the Company’s internal comparisons to historical operating results and comparisons to competitors’ operating results. The Company has included these non-GAAP financial measures in this press release because it believes such measures allow for greater transparency related to supplemental information used by management in its financial and operational analysis. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided below.
Reconciliation of GAAP To Adjusted Non-GAAP Diluted Earnings Per Share

	Fourth Quarter			Year Ended Dec. 31,
			%			%
	2006	2005	Chg.	2006	2005	Chg.
Diluted EPS (GAAP)	$.85	$.88	-3.4	$3.12	$3.23	-3.4
Less: Income From Disc. Operations	—	—		(.02)	—

Diluted EPS From Cont. Operations (GAAP)	.85	.88	-3.4	3.10	3.23	-4.0
Add: Restructuring Charges	.01	—		.08	—

Adjusted Diluted EPS (Non-GAAP)	$.86	$.88	-2.3	$3.18	$3.23	-1.5

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Fourth Quarter			Year ended Dec.31,
	2006	2005	%	2006	2005	%
Smokeless Tobacco
Net Sales (mil)	$380.0	$388.6	-2.2%	$1,522.7	$1,561.7	-2.5%
Restructuring Charges (mil)	$4.1	—	—	$19.5	—	—
Antitrust Litigation (mil)	$0.7	$(0.8)	—	$2.0	$11.8	-82.8%
Operating Profit (mil)	$207.8	$216.4	-4.0%	$805.1	$852.5	-5.6%

MST Net Can Sales
Premium (mil)	134.0	131.8	1.7%	541.4	541.0	0.1%
Price Value (mil)	23.4	21.7	7.8%	91.3	84.4	8.2%
Total (mil)	157.4	153.5	2.5%	632.7	625.4	1.2%

	Volume %		Point
MST Share Data	Chg. Vs.		Chg. Vs.
RAD-SVT 26 wks ended 11/25/06(1)	YAGO	Share	YAGO
Total Category	+8.3%
Total Premium Segment	+1.8%	57.1%	-3.7 pts
Total Value Segments	+18.7%	42.7%	+3.7 pts
USSTC Share of Total Category	+ 3.1%	61.4%	-3.1 pts
USSTC Share of Premium Segment	+2.3%	90.5%	+0.5 pts
USSTC Share of Value Segments	+7.7%	22.6%	-2.3 pts

(1)	RAD-SVT – Retail Account Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the Company’s financial performance. This information can vary significantly from the Company’s actual results due to the fact that the Company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

	Fourth Quarter			Year ended Dec.31,
	2006	2005	%	2006	2005	%
Wine
Net Sales (mil)	$94.6	$74.9	26.3%	$282.4	$248.3	13.7%
Restructuring Charges (mil)	—	—	—	$0.3	—	—
Operating Profit (mil)	$16.7	$13.2	26.6%	$44.1	$37.8	16.7%
Premium Case Sales (thou)	1,494	1,224	22.1%	4,563	4,096	11.4%

Other
Net Sales (mil)	$11.1	$11.0	1.4%	$45.8	$41.9	9.4%
Restructuring Charges (mil)	—	—	—	$0.2	—	—
Operating Profit (mil)	$4.0	$3.1	27.1%	$16.0	$14.3	11.3%